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                                                                    EXHIBIT 99.1

                                  [ERCG LOGO]


                       RCG SELECTS CRISP HUGHES EVANS LLP

Charlotte, NC--February 6, 2002--eResource Capital Group, Inc. ("RCG," AMEX:
RCG) announced today that the audit committee of its Board of Directors has elected Crisp Hughes Evans, LLP as auditors for the company. Crisp Hughes Evans LLP, is one of the top 5 firms in the Southeast and one of the top 50 in the nation. They are now ranked by Bowman's Accounting Report as one of the top 25 "Best of the Best" accounting firms in the country.

"We have been very impressed with Crisp Hughes Evans and are looking forward to our business relationship. They have a highly respected reputation in the southeast, so this is a positive move for us," stated Mike Pruitt, President and CEO of RCG. RCG will release its second quarter earnings on February 14th, 2002.

ABOUT ERESOURCE CAPITAL GROUP

eResource Capital Group, Inc. (AMEX: RCG), based in Charlotte, N.C., is a network of technology and service companies brought together under one operating company to benefit from synergistic relationships and the infusion of intellectual and capital resources. RCG plans to strengthen its network through timely acquisitions and by growing and enhancing its member companies. RCG's strategic focus is in five technology industry segments: e-commerce, Internet infrastructure, technology-related professional services, enabling technology, and data/communication systems. Operating companies in the RCG network include:
LifeStyle Technologies; flightserv.com; Internet Aviation Services, Ltd.; Travel Depot & Cruises, Inc.; DM Marketing, Inc.; Avenel Ventures, Inc.; Avenel Alliance, Inc.; and Logisoft Computer Products Corp. More information is available on RCG at www.eresourcecapital.com. For investor information, contact Ginger Groce at 704-553-9330 ext. 23 or vhg@eresourcecapital.com


Statements in this news release about anticipated or expected future revenue or growth or expressions of future goals or objectives, including statements regarding whether current plans to grow and strengthen the company's existing network will be implemented or accomplished, are forward- looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements in this release are based upon information available to the Company on the date of this release. Any forward-looking statements involve risks and uncertainties, including the risk that the Company will be unable to grow or strengthen its network due to a lack of capital or an inability to identify acquisition candidates, as well as those risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

INVESTOR RELATIONS:        Ginger Groce, eResource Capital Group, Inc.,
                           vhg@eresourcecapital.com Telephone: 704-553-9330